ARTICLES OF AMENDMENT

(1)

Insured Municipal Income Fund Inc.
(2)                                                                                                                                                                                                 , a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

(3)  The charter of the corporation is hereby amended as follows:

Article SECOND of the Articles of Incorporation is hereby amended and restated in its entirety as follows:

"SECOND:  NAME OF THE CORPORATION:  The name of the corporation is Special Opportunities Fund, Inc. ("Corporation")."

This amendment of the charter of the corporation has been approved by the Directors.
(4)

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

(5)
Phillip Goldstein, Secretary	Andrew Dakos, President

(6) Return address of filing party:

Ivy M. Shapiro, Paralegal, Blank Rome LLP

One Logan Square

Philadelphia, PA 19103